UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 24, 2012

TERADATA CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	001-33458	75-3236470
(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

10000 Innovation Drive

Dayton, Ohio 45342

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (866) 548-8348

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2012, the Board of Directors (the “Board”) of Teradata Corporation (the “Company” or “Teradata”), upon recommendation of its Compensation and Human Resource Committee, amended and restated the Teradata Change in Control Severance Plan (the “CIC Plan”), effective as of January 1, 2013.

The Company maintains the CIC Plan to help retain key executives by reducing personal uncertainty that may arise from the possibility of a change in control, and to promote their objectivity and neutrality in evaluating transactions that may be in the best interest of the Company and its shareholders. Under the CIC Plan, a participating executive is entitled to certain severance payments and benefits if the executive’s employment is terminated by the Company other than for cause, death or disability or if the executive resigns for good reason within two years after a change in control (or within six months prior to a change in control, if the executive can demonstrate that the termination occurred in connection with a change in control).

The Board amended and restated the CIC Plan in order to, among other things (i) eliminate “gross-up” payments related to excise taxes that may be imposed under Section 280G of the Internal Revenue Code, and (ii) raise the threshold for an acquisition of Teradata stock that would constitute a change in control and to make other changes to the definition of change in control used in the CIC Plan.

Prior to the effective date of the amendment and restatement, if any payments or benefits to which a participating executive becomes entitled would be subject to the excise tax imposed under Section 280G, then, unless the total value of such payments and benefits does not exceed 110% of the “safe harbor” amount that could be paid without triggering the excise tax, the executive would be entitled to receive an additional gross-up payment from the Company in an amount such that, after payment by the executive of all taxes (including income and excise taxes imposed on the gross-up payment), the executive would retain a net amount equal to the excise tax. Under the amended and restated CIC Plan, the gross-up payment will be eliminated, and a participating executive who would be subject to the excise tax imposed under Section 280G will either (i) receive all payments and benefits to which the executive is entitled, subject to the excise tax, or (ii) have such payments and benefits reduced to the “safe harbor” amount so that the Section 280G excise tax will not apply, if such reduction would result in a greater net after-tax benefit to the executive.

Under the amended and restated CIC Plan, the definition of “change in control” is also revised. In particular, the threshold for an acquisition of Teradata stock that would constitute a change in control is increased from an acquisition of 30% or more to an acquisition of 50% or more of the Company’s outstanding common stock or voting securities.

Other minor updates were made so that the terms and conditions of the CIC Plan are consistent with the Company’s new Teradata 2012 Stock Incentive Plan that was approved by stockholders on April 20, 2012, including a change to provide that turnover of the Company’s Board will constitute a change of control regardless of whether it occurs during a 24-month period.

The CIC Plan was amended and restated effective as of January 1, 2013. However, if a change in control occurs prior to January 1, 2014, then, under the amendment procedures of the CIC Plan for existing participants, the amendment eliminating the excise tax gross-up payment generally will not apply, and the amendment increasing the threshold for a change in control transaction might not apply.

The foregoing description of the CIC Plan is not complete and is subject to and qualified in its entirety by reference to the CIC Plan, which is attached as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Teradata Change in Control Severance Plan, as amended and restated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teradata Corporation

Dated: July 27, 2012	By:	/s/ Laura K. Nyquist
Laura K. Nyquist
General Counsel and Secretary

4